The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated October 2, 2025
October , 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)
Pricing supplement to product supplement no. 4-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Capped Buffered Return Enhanced Notes Linked to the
iShares® Ethereum Trust ETF due November 2, 2028
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
• The notes are designed for investors who seek a return of 1.50 times any appreciation of the iShares® Ethereum Trust
ETF, which we refer to as the Fund, up to a maximum return of at least 145.00%, at maturity.
• Investors should be willing to forgo interest payments and be willing to lose up to 80.00% of their principal amount at maturity.
• The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
• Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the Fund seeks to reflect generally the performance of the price of ether and therefore the notes involve significant risks in investments tracking cryptocurrencies. Ether has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the Fund.
• Minimum denominations of $1,000 and integral multiples thereof
• The notes are expected to price on or about October 28, 2025 and are expected to settle on or about October 31, 2025.
• CUSIP: 48136H4Y1
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
Price to Public (1)
Fees and Commissions (2)
Proceeds to Issuer
Per note
$1,000
$
$
Total
$
$
$
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $32.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
If the notes priced today, the estimated value of the notes would be approximately $925.90 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

PS-1 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
Key Terms
Issuer: JPMorgan Chase Financial Company LLC, a direct,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Fund: The iShares® Ethereum Trust ETF (Bloomberg ticker:
ETHA)
Maximum Return: At least 145.00% (corresponding to a
maximum payment at maturity of at least $2,450.00 per $1,000 principal amount note) (to be provided in the pricing
supplement)
Upside Leverage Factor: 1.50
Buffer Amount: 20.00%
Pricing Date: On or about October 28, 2025
Original Issue Date (Settlement Date): On or about October
31, 2025
Observation Date*: October 30, 2028
Maturity Date*: November 2, 2028
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes —
Postponement of a Determination Date — Notes Linked to a
Single Underlying — Notes Linked to a Single Underlying (Other
Than a Commodity Index)” and “General Terms of Notes —
Postponement of a Payment Date” in the accompanying product
supplement or early acceleration in the event of a liquidation event as described under “Supplemental Terms of the Notes —
Acceleration Upon a Liquidation Event” and “Selected Risk
Considerations — Risks Relating to the Notes Generally — We
May Accelerate Your Notes If a Liquidation Event Occurs” in this pricing supplement
Payment at Maturity:
If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Fund Return × Upside Leverage Factor),
subject to the Maximum Return
If the Final Value is equal to the Initial Value or is less than the
Initial Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.
If the Final Value is less than the Initial Value by more than the
Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Fund Return + Buffer Amount)]
If the Final Value is less than the Initial Value by more than the
Buffer Amount, you will lose some or most of your principal
amount at maturity.
Fund Return:
(Final Value – Initial Value)
Initial Value
Initial Value: The closing price of one share of the Fund on the
Pricing Date
Final Value: The closing price of one share of the Fund on the
Observation Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing price of one share of the
Fund and is set equal to 1.0 on the Pricing Date. The Share
Adjustment Factor is subject to adjustment upon the
occurrence of certain events affecting the Fund. See “The
Underlyings — Funds — Anti-Dilution Adjustments” in the
accompanying product supplement for further information.

PS-2 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
Supplemental Terms of the Notes
The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the
Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures
Trading Commission.
Any values of the Fund, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.
Acceleration Upon a Liquidation Event
Notwithstanding anything to the contrary under “The Underlyings — Funds — Discontinuation of a Fund; Alternate Calculation of
Closing Price and Trading Price” in the accompanying product supplement, if the Fund (or a successor fund (as defined in the accompanying product supplement)) is delisted, liquidated or otherwise terminated (each, a “liquidation event”) and the calculation agent determines, in its sole discretion, that no successor fund is available, we will have the right, but not the obligation, to accelerate the payment on the notes. If we choose to exercise this right, (a) we will provide, or cause the calculation agent to provide, written notice of our election to exercise this right to the trustee, on which notice the trustee may conclusively rely, at its New York office, and to
The Depository Trust Company, or DTC, as holder of the notes, (b) the amount due and payable per note upon early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we (or the calculation agent) deliver notice of acceleration and (c) that amount will be payable on the fifth business day following the date on which we (or the calculation agent) deliver notice of acceleration, and the maturity date will be accelerated to that fifth business day. In determining the amount due and payable upon the occurrence of a liquidation event due to delisting of the Fund, the calculation agent will consider the last price published by the relevant exchange before such delisting.
We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days prior to the date on which payment is due.

PS-3 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
Hypothetical Payout Profile
The following table and graph illustrate the hypothetical total return and payment at maturity on the notes linked to a hypothetical Fund.
The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:
• an Initial Value of $100.00;
• a Maximum Return of 145.00%;
• an Upside Leverage Factor of 1.50; and
• a Buffer Amount of 20.00%.
The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial
Value. The actual Initial Value will be the closing price of one share of the Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of the Fund, please see the historical information set forth under “The Fund” in this pricing supplement.
Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.
Final Value
Fund Return
Total Return on the Notes
Payment at Maturity
$280.00000
180.00000%
145.00%
$2,450.00
$260.00000
160.00000%
145.00%
$2,450.00
$240.00000
140.00000%
145.00%
$2,450.00
$220.00000
120.00000%
145.00%
$2,450.00
$200.00000
100.00000%
145.00%
$2,450.00
$196.66667
96.66667%
145.00%
$2,450.00
$180.00000
80.00000%
120.00%
$2,200.00
$165.00000
65.00000%
97.50%
$1,975.00
$150.00000
50.00000%
75.00%
$1,750.00
$140.00000
40.00000%
60.00%
$1,600.00
$130.00000
30.00000%
45.00%
$1,450.00
$120.00000
20.00000%
30.00%
$1,300.00
$110.00000
10.00000%
15.00%
$1,150.00
$105.00000
5.00000%
7.50%
$1,075.00
$101.00000
1.00000%
1.50%
$1,015.00
$100.00000
0.00000%
0.00%
$1,000.00
$95.00000
-5.00000%
0.00%
$1,000.00
$90.00000
-10.00000%
0.00%
$1,000.00
$85.00000
-15.00000%
0.00%
$1,000.00
$80.00000
-20.00000%
0.00%
$1,000.00
$70.00000
-30.00000%
-10.00%
$900.00
$60.00000
-40.00000%
-20.00%
$800.00
$50.00000
-50.00000%
-30.00%
$700.00
$40.00000
-60.00000%
-40.00%
$600.00
$30.00000
-70.00000%
-50.00%
$500.00
$20.00000
-80.00000%
-60.00%
$400.00
$10.00000
-90.00000%
-70.00%
$300.00
$0.00000
-100.00000%
-80.00%
$200.00

PS-4 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Fund Returns. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
How the Notes Work
Upside Scenario:
If the Final Value is greater than the Initial Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the
Fund Return times the Upside Leverage Factor of 1.50, up to the Maximum Return of at least 145.00%. Assuming a hypothetical
Maximum Return of 145.00%, an investor will realize the maximum payment at maturity at a Final Value at or above approximately
196.66667% of the Initial Value.
• If the closing price of one share of the Fund increases 5.00%, investors will receive at maturity a return equal to 7.50%, or
$1,075.00 per $1,000 principal amount note.
• Assuming a hypothetical Maximum Return of 145.00%, if the closing price of one share of the Fund increases 180.00%, investors will receive at maturity a return equal to the 145.00% Maximum Return, or $2,450.00 per $1,000 principal amount note, which is the maximum payment at maturity.
Par Scenario:
If the Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer Amount of 20.00%, investors will receive at maturity the principal amount of their notes.
Downside Scenario:
If the Final Value is less than the Initial Value by more than the Buffer Amount of 20.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value is less than the Initial Value by more than the Buffer Amount.
• For example, if the closing price of one share of the Fund declines 60.00%, investors will lose 40.00% of their principal amount and receive only $600.00 per $1,000 principal amount note at maturity, calculated as follows:
$1,000 + [$1,000 × (-60.00% + 20.00%)] = $600.00
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.
These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-5 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
Selected Risk Considerations
An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.
Risks Relating to the Notes Generally
• YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the Final Value is less than the Initial Value by more than 20.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Initial Value by more than 20.00%.
Accordingly, under these circumstances, you will lose up to 80.00% of your principal amount at maturity.
• YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN,
regardless of any appreciation of the Fund, which may be significant.
• CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
• AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS
—
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase &
Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to
JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan
Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
• THE NOTES DO NOT PAY INTEREST.
• YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR ITS UNDERLYING ASSET.
• WE MAY ACCELERATE YOUR NOTES IF A LIQUIDATION EVENT OCCURS —
If a liquidation event occurs and the calculation agent determines, in its sole discretion, that no successor fund is available, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. For more information, see
“Supplemental Terms of the Notes — Acceleration Upon a Liquidation Event” in this pricing supplement.
• LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
• THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the
Maximum Return.

PS-6 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
Risks Relating to Conflicts of Interest
• POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
Risks Relating to the Estimated Value and Secondary Market Prices of the Notes
• THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF
THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
• THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
• THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
• SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
• SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk

PS-7 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
Risks Relating to the Fund
• THE FUND IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION
UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT —
Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
• THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING ASSET AS WELL AS THE NET ASSET
VALUE PER SHARE —
The Fund does not fully replicate the performance of ether, which we refer to as the underlying asset with respect to the Fund, due to the fees and expenses charged by the Fund or by restrictions on access to the underlying asset due to other circumstances. Additionally, there is a risk that part or all of the Fund’s holdings in its underlying asset could be lost, stolen or destroyed. Access to the Fund’s underlying asset could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack or cyberattack). All of these factors may lead to a lack of correlation between the performance of the Fund and its underlying asset. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, the Fund’s underlying asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.
Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying asset as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
• VOLATILITY RISK —
Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the Final Value could be less than the Initial Value by more than the Buffer Amount. The Fund’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Fund could fall sharply during the term of the notes, which could result in you losing some or most of your principal amount at maturity. In addition, because the Fund is linked to a single asset, not a diverse basket or a broad-based index, the notes carry greater risk and may be more volatile than securities linked to the values of a diverse basket or a broad-based index. Furthermore, ether has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the Fund.
• THE NOTES ARE SUBJECT TO RISKS RELATING TO ETHER AND THE ETHEREUM NETWORK —
The Fund offers exposure to ether. Ether is a digital asset designed to act as a medium of exchange and does not represent legal tender. Use of ether in the retail and commercial marketplace is relatively limited. Ether generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as ether are new and novel products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. Information about ether holdings is limited, as ownership of ether is semi-anonymous and the supply of accessible ether is unknown.
Ether is an emerging asset class, and regulation in the United States is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering. Federal, state and/or foreign governments may restrict the use and exchange of ether and any such regulatory actions may adversely affect the value of ether. Ether and the ethereum network face significant challenges to scaling. Ether has been and may continue to be subject to extreme market volatility.
Competition from other digital assets or so-called “central bank digital currencies” could adversely affect the value of ether.
Political or economic crises may motivate large-scale sales of ether, which could result in a reduction in the prices of ether and adversely affect an investment in the notes. Concerns about the perceived or actual environmental or other risks associated with, or bad publicity regarding, ether may lead to decreased participation in the ethereum network or decreased interest in or use of

PS-8 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
ether, which could adversely affect the value of ether and therefore the value of and return on the notes. The value of ether may fall sharply, and potentially to zero, causing you to lose some or most of your principal amount at maturity. If ether continues to be subject to sharp fluctuations, the Fund and the notes may be adversely affected.
The value of ether could be adversely affected by the actions of ether validators. Your investment in the notes could also be adversely affected by a temporary or permanent “fork” (or “split”) of the ethereum network and the blockchain, with one version running pre-modified software and the other running modified software. Even when held indirectly, investment vehicles like the
Fund may be affected by the high volatility associated with ether exposure. Ether is susceptible to theft, loss, destruction and fraud.
Ether exchanges and other trading venues on which ether trades are also relatively new and, in most cases, largely unregulated and may therefore be more exposed to operational problems, fraud and failure than established, regulated exchanges for securities, derivatives and other currencies. Ether exchanges may stop operating or permanently shut down due to fraud, technical glitches, internet disruptions, hackers or malware (e.g., intentional network attacks), which may also affect the price of ether.
Events that negatively affect ether may negatively affect the performance of the Fund and the notes.
Ether trading relies on new technologies that may be exposed to operational problems. For example, smart contracts, including those relating to decentralized finance applications, are a new technology and their ongoing development and operation may result in problems, which could reduce the demand for ether or cause a wider loss of confidence in the ethereum network, either of which could have an adverse impact on the value of ether.
• LIMITED TRADING HISTORY —
The Fund commenced trading on The Nasdaq Stock Market on July 23, 2024 and therefore has limited historical performance.
Accordingly, historical information for the Fund is available only since that date. Past performance should not be considered indicative of future performance.
• THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund.
However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-9 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
The Fund
The Fund is an exchange-traded fund that seeks to reflect generally the performance of the price of ether before the payment of its expenses and liabilities. The assets of the Fund consist primarily of ether held by the ether custodian on behalf of the Fund. For additional information about the Fund, see Annex A below.
Historical Information
The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the
Fund from July 26, 2024 through September 26, 2025. The Fund commenced trading on The Nasdaq Stock Market on July 23, 2024 and therefore has limited historical performance. The closing price of one share of the Fund on September 30, 2025 was $31.51. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.
The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount in excess of $200.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.
Tax Treatment
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions”
that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax
Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the
accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260)
would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.
The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice

PS-10 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.
The Estimated Value of the Notes
The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and
Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The
Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by
JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions,

PS-11 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices
of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May
Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds
The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Fund” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Additional Terms Specific to the Notes
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.
You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
• Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
• Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
Annex A
The iShares® Ethereum Trust ETF
All information contained in this pricing supplement regarding the iShares® Ethereum Trust ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the Fund, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. BlackRock Fund
Advisors, a California corporation that is wholly-owned subsidiary of BlackRock, is the trustee of the Fund. The Bank of New York
Mellon is the cash custodian of the Fund and Coinbase Custody Trust Company, LLC is the ether custodian of the Fund. The Fund is an investment trust that trades on The Nasdaq Stock Market under the ticker symbol “ETHA.”
The Fund seeks to reflect generally the performance of the price of ether before the payment of its expenses and liabilities. The assets of the Fund consist primarily of ether held by the ether custodian on behalf of the Fund. The Fund issues blocks of shares in exchange for deposits of ether or cash. The shares of the Fund are intended to constitute a simple and cost-effective means of making an investment similar to an investment in ether. The shares of the Fund represent units of fractional undivided beneficial interest in and ownership of the Fund. The Fund is a passive investment vehicle that does not seek to generate returns beyond tracking the price of ether and the sponsor of the Fund does not actively manage the ether held by the Fund. The trustee of the Fund sells ether held by the
Fund to pay the Fund’s expenses on an as-needed basis irrespective of then-current ether prices.
Currently, the Fund’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.25% of the net asset value of the Fund and is payable at least quarterly in arrears. The trustee of the Fund will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell ether in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of expenses or liabilities of the Fund not assumed by iShares
Delaware. As a result of the recurring sales of ether necessary to pay the Fund sponsor’s fee and the Fund expenses or liabilities not assumed by the Fund sponsor, the net asset value of the Fund and, correspondingly, the fractional amount of ether represented by each share will decrease over the life of the Fund. New deposits of ether, received in exchange for additional new issuances of shares by the Trust, do not reverse this trend.
Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Securities
Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-275583 and 001-42166, respectively, through the SEC’s website at http://www.sec.gov. The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and
iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.
Ether
Ether is a digital asset, the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the ethereum network. The value of ether, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to ether are protected through public-key cryptography. The supply of ether is constrained or formulated by its protocol instead of being explicitly delegated to an identified body
(e.g., a central bank) to control. Unlike certain digital assets, such as bitcoin, there is no hard cap on the supply of ether. Units of ether, called tokens, are treated as fungible. Ether and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the ethereum network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “validators”), (2) developers who propose improvements to the ethereum network’s underlying protocol and the software that enforces the protocol and (3) users who choose what ethereum network software to run.
Ether was released in 2015 and, as a result, there is little data on its long-term investment potential. Ether is not backed by a government-issued legal tender or any other currency or asset. Ether is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. The ethereum network has undergone a number of significant changes since its release, including the transition from a proof-of-work consensus mechanism (where network participants engaged in prescribed, complex mathematical calculations to add blocks containing transactions to the blockchain) to a proof-of-stake consensus mechanism.
Under the proof-of-stake consensus mechanism, validators risk or “stake” their ether to compete to be randomly selected to validate transactions and are rewarded ether in proportion to the amount of ether staked. Malicious activity, such as validating multiple blocks, disagreeing with the eventual consensus or otherwise violating protocol rules, can result in the forfeiture of a portion of the staked ether.

PS-13 | Structured Investments
Capped Buffered Return Enhanced Notes Linked to the iShares® Ethereum
Trust ETF
The Fund is not permitted to stake its ether and is therefore not generating income or other earnings from staking. To the extent the
Fund were to begin staking its ether, such staking may introduce new risks involving security risks, regulatory risks and operational risks.